GREENSHIFT CORPORATION
                           One Penn Plaza - Suite 1612
                               New York, NY 10119
                                  212-994-5374

                                                              December 9, 2008

Via EDGAR
Rufus Decker
Accounting Branch Chief
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

         Re: Form 10-KSB for the fiscal year ended December 31, 2007 Form 10-Q for the period ended September 30, 2008 File No. 000-50469

Dear Mr. Decker:

         I am writing in response to your letter dated November 25, 2008. We are currently working with our independent accountants to prepare complete responses to the Staff's comments. We will require additional time, however. We expect to file our responses on EDGAR no later than January 14, 2009.

                                   Sincerely,

                                   /s/ Edward Carroll
                                   --------------------------------
                                       Edward Carroll
                                       Chief Financial Officer